Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-111848) pertaining to the 1995 Incentive Stock Plan as amended of Trump Hotels and Casino Resorts, Inc. of our report dated January 30, 2004, except for Note 13, as to which the date is February 12, 2004, with respect to the consolidated financial statements and schedule of Trump Hotels and Casino Resorts, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/    Ernst & Young LLP

Philadelphia, Pennsylvania

March 26, 2004